Exhibit 10.4

FORM OF STOCKHOLDER SUPPORT AGREEMENT

This Stockholder Support Agreement (this “Agreement”) is dated as of November 15, 2021, by and among Waldencast Acquisition Corp., a Cayman Islands exempted company limited by shares (which shall migrate and domesticate as a public limited company incorporated under the Laws of Jersey prior to the Closing (as defined in the Merger Agreement (as defined below))) (“Acquiror”), Cedarwalk Skincare Ltd., a Cayman Islands exempted company limited by shares (the “Company Stockholder”), and Obagi Global Holdings Limited, a Cayman Islands exempted company limited by shares (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, as of the date hereof, the Company Stockholder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of shares of Company Common Stock as are indicated opposite the Company Stockholder’s name on Schedule I hereto (all such shares of Company Common Stock, together with (as applicable) any shares of Company Common Stock that are deemed Subject Shares pursuant to Section 1.3 hereof, are referred to herein as the “Subject Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, Obagi Merger Sub Limited, a Cayman Islands exempted company limited by shares and an indirect wholly owned subsidiary of Acquiror (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving company and a direct wholly owned subsidiary of Acquiror, on the terms and conditions set forth therein (the “Merger”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, Obagi Holdco 1 Limited, a Jersey limited company and wholly owned subsidiary of Acquiror (“Holdco 1”), Waldencast Partners LP, a Cayman Island exempted limited partnership and subsidiary of Acquiror (“Acquiror LP”), the members of Milk Makeup LLC, a Delaware limited liability company (“Milk”) and Shareholder Representatives Services LLC, a Colorado limited liability company, as the representative of the equityholders of the Company, have entered into the Equity Purchase Agreement, dated as of the date hereof, (the “Milk Equity Purchase Agreement”), pursuant to which among other things, Holdco 1 and Acquiror LP agreed to acquire, and the members of Milk agreed to sell, the equity interests of Milk (the “Milk Transaction”); and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
STOCKHOLDER SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Merger Agreement. The Company Stockholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. During the period commencing on the date hereof and ending at the Expiration Time, the Company Stockholder shall be bound by and comply with Sections 6.8 (Acquisition Proposals) and 11.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) the Company Stockholder was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 6.8 of the Merger Agreement (other than Section 6.8(a), and the last sentence of Section 6.8, or for purposes of the definition of Acquisition Proposal) also referred to the Company Stockholder.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the earliest of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 thereof and (c) the liquidation of Acquiror (the earlier of clauses (a), (b) and (c), the “Expiration Time”), the Company Stockholder shall not (except in each case pursuant to the Merger Agreement and the transactions contemplated thereby) (i) sell, assign, transfer (including by operation of Law), offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer or dispose of, or agree to transfer or dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, a “Transfer”); provided, however, that the foregoing shall not prohibit Transfers between the Company Stockholder and any Affiliate of such Company Stockholder, so long as prior to and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to Acquiror and the Company a joinder to this Agreement in substantially the form attached hereto as Annex A; provided, further, that any Transfer permitted under this Section 1.2 shall not relieve such Company Stockholder of its obligations under this Agreement. Any Transfer in violation of this Section 1.2 shall be null and void.

Section 1.3 New Shares. In the event that after the date hereof (a) any shares of Company Common Stock (or securities convertible into shares of Company Common Stock) are issued to the Company Stockholder pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Company Common Stock or otherwise, (b) the Company Stockholder purchases or otherwise acquires beneficial ownership of any shares of Company Common Stock (or securities convertible into shares of Company Common Stock), or (c) the Company Stockholder acquires the right to vote or share in the voting of any shares of Company Common Stock (collectively, the “New Securities”), then such New Securities acquired or purchased by the Company Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by the Company Stockholder as of the date hereof.

Section 1.4 Company Stockholder Agreements.

(a) During the period commencing on the date hereof and ending at the Expiration Time, the Company Stockholder hereby unconditionally and irrevocably agrees that, at any meeting of the stockholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company distributed by the Board of Directors of the Company or otherwise undertaken in respect of or as contemplated by the Merger Agreement or the transactions contemplated thereby, in a form reasonably acceptable to Acquiror (which written consent shall be delivered promptly, and in any event within two (2) Business Days, after the Registration Statement (as contemplated by the Merger Agreement) is declared effective under the Securities Act and delivered or otherwise made available to stockholders of the Company), the Company Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter) to be counted as present thereat for purposes of establishing a quorum, and the Company Stockholder shall vote or provide consent (or cause to be voted or consent provided), in person or by proxy, all of its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter):

(i) to approve and adopt the Merger Agreement and the transactions contemplated thereby;

(ii) to approve and adopt the Pre-Closing Restructuring and the transactions contemplated thereby;

(iii) in any other circumstances upon which a consent, waiver or other approval is required under the Company’s Governing Documents or under any agreements between the Company and its stockholders or otherwise sought with respect to the Merger Agreement or the transactions contemplated thereby to vote, consent, waive or approve (or cause to be voted, consented, waived or approved) all of the Company Stockholder’s Subject Shares held at such time in favor thereof (to the extent such Subject Shares are entitled to vote on or provide consent, waiver or approval with respect to such matter);

(iv) against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Merger Agreement and the transactions contemplated thereby, including the Merger;

(v) against any change in the business, management or board of directors of the Company that would or would reasonably be expected to adversely affect the ability of the Company to consummate the transactions contemplated by the Merger Agreement, including the Merger; and

(vi) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the transactions contemplated thereby, including the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock or securities convertible into capital stock of, the Company.

The Company Stockholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

Section 1.5 Affiliate Agreements. The Company Stockholder hereby agrees and consents to the termination of all Affiliate Agreements to which the Company Stockholder is party, other than those set forth on Section 6.4 of the Company Disclosure Letter, subject to the Closing and effective as of the Effective Time without any further liability or obligation to the Company, the Company’s Subsidiaries or Acquiror.

Section 1.6 Registration Rights Agreement. The Company Stockholder agrees that it will deliver, substantially simultaneously with the Effective Time, a duly executed copy of the Registration Rights Agreement substantially in the form attached as Exhibit G to the Merger Agreement.

Section 1.7 Lock-up Agreement. The Company Stockholder agrees that it will deliver, substantially simultaneously with the Effective Time, a duly executed copy of the Lock-up Agreement substantially in the form attached as Exhibit H to the Merger Agreement.

Section 1.8 Further Assurances. The Company Stockholder shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws) to consummate the Merger and the other transactions contemplated by the Merger Agreement and this Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

Section 1.9 No Inconsistent Agreement. The Company Stockholder hereby represents and covenants that the Company Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Company Stockholder’s obligations hereunder.

Section 1.10 No Challenges. The Company Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Merger Sub, the Company, Milk, Acquiror LP, Holdco 1 or any of their respective successors, assigns or directors, (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, the Merger Agreement, or the Milk Equity Purchase Agreement or the transactions contemplated thereby or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement or the Milk Equity Purchase Agreement and the transactions contemplated thereby. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Company Stockholder from enforcing the Company Stockholder’s rights under this Agreement and the other agreements entered into by the Company Stockholder in connection herewith, including the Company Stockholder’s right to receive the Company Stockholder’s portion of the Aggregate Merger Consideration as provided in the Merger Agreement.

Section 1.11 Consent to Disclosure. The Company Stockholder hereby consents to the publication and disclosure in the Proxy Statement/Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Acquiror, Milk or the Company to any Governmental Authority or to securityholders of Acquiror or of Milk) of the Company Stockholder’s identity and beneficial ownership of Subject Shares and the nature of the Company Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Acquiror, Milk or the Company, a copy of this Agreement. The Company Stockholder will promptly provide any information reasonably requested by Acquiror, Milk or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement or the Milk Equity Purchase Agreement (including filings with the SEC).

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company Stockholder. The Company Stockholder represents and warrants as of the date hereof to Acquiror and the Company as follows:

(a) Organization; Due Authorization. The Company Stockholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Company Stockholder’s organizational powers and have been duly authorized by all necessary organizational actions on the part of the Company Stockholder. This Agreement has been duly executed and delivered by the Company Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Company Stockholder, enforceable against the Company Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Company Stockholder.

(b) Ownership. The Company Stockholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Company Stockholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than pursuant to (i) this Agreement, (ii) the Company’s Governing Documents, (iii) the Merger Agreement, and (iv) any applicable securities Laws. The Company Stockholder’s Subject Shares are the only equity securities in the Company owned of record or beneficially by the Company Stockholder on the date of this Agreement, and none of the Company Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares other than as set forth hereunder. The Company Stockholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company.

(c) No Conflicts. The execution and delivery of this Agreement by the Company Stockholder does not, and the performance by the Company Stockholder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Company Stockholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Company Stockholder or the Company Stockholder’s Subject Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Company Stockholder of its, his or her obligations under this Agreement.

(d) Litigation. There are no Actions pending against the Company Stockholder, or to the knowledge of the Company Stockholder threatened against the Company Stockholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Company Stockholder of its obligations under this Agreement.

(e) Adequate Information. The Company Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Merger Agreement and has independently and without reliance upon Acquiror or the Company and based on such information as the Company Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Company Stockholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Company Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by the Company Stockholder are irrevocable.

(f) Brokerage Fees. Except as described on Section 4.32 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by the Company Stockholder, for which the Company or any of its Affiliates may become liable.

(g) Acknowledgment. The Company Stockholder understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon the Company Stockholder’s execution, delivery and performance of this Agreement.

ARTICLE III
MISCELLANEOUS

Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of the Expiration Time or the written agreement of such Company Stockholder, Acquiror and the Company. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.2 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State, without giving effect to principals of or rules of conflict of Laws to the extent such principles or rules would require or permit application of Laws of another jurisdiction.

Section 3.3 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) THE PARTIES TO THIS AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE) IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER AND FURTHER AGREES NOT TO BRING ANY PROCEEDING OR ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN Section 3.8.

(b) WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.3.

Section 3.4 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of all of the other parties hereto.

Section 3.5 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 3.6 Amendment; Waiver. This Agreement or any provision hereof may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Company Stockholder.

Section 3.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.8 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day, addressed as follows:

If to Acquiror:

Waldencast Acquisition Corp.
10 Bank Street, suite 560, White Plains, NY 10606
Attention:	Tassilo Festetics
Email:	tassilo@waldencast.com

with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:	Paul T. Schnell
Maxim Mayer-Cesiano
Email:	paul.schnell@skadden.com
maxim.mayercesiano@skadden.com

If to the Company:

Obagi Global Holdings Limited
3760 Kilroy Airport Way, Suite 500
Attention:	Jaime Castle, President
Sue Collins, General Counsel
Email:	jaimec@obagi.com
suec@obagi.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626
Attention:	Scott Shean
Andrew Clark
Email:	scott.shean@lw.com
andrew.clark@lw.com

If to the Company Stockholder:

Cedarwalk Skincare Ltd.
Rm 3001-3010
30/F, China Resource Building
26 Harbour Road
Wanchai, Hong Kong
Attention:	Mr. Simon Dai
Email:	Simon-dsc@hotmail.com

with copies to (which shall not constitute notice):

Nixon Peabody LLP
Tower 46
55 West 46th Street
New York, New York 10036-4120
Attention:	David Cheng, Esq.
Michael Smith, Esq.
Email:	dcheng@nixonpeabody.com
masmith@nixonpeabody.com

Section 3.9 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Company Stockholder, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDER:

CEDARWALK SKINCARE LTD.

By:
Name:
Title:

[Signature Page to Stockholder Support Agreement]

ACQUIROR:

WALDENCAST Acquisition Corp.

By:
Name:
Title:

[Signature Page to Stockholder Support Agreement]

COMPANY:

OBAGI GLOBAL HOLDINGS LIMITED

By:
Name:
Title:

[Signature Page to Stockholder Support Agreement]

Schedule I

Company Stockholder Subject Shares

Company Stockholder	Shares of Common Stock
Cedarwalk Skincare Ltd.	8,000,002

[Schedule I to Stockholder Support Agreement]

Annex A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholder Support Agreement, dated as of November 15, 2021 (as amended, supplemented or otherwise modified from time to time, the “Support Agreement”), by and among Waldencast Acquisition Corp., a Cayman Islands exempted company limited by shares (which shall migrate and domesticate as a public limited company incorporated under the Laws of Jersey), Obagi Global Holdings Limited, a Cayman Islands exempted company limited by shares, and Cedarwalk Skincare Ltd., a Cayman Islands exempted company limited by shares. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Company Stockholder” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of the Company Stockholder as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: [•], 2021

By:
Name:
Title:

Address for Notices:

With copies to: